Exhibit 99.1

Press Release

Assured Guaranty Ltd. Issues Statement In Response to Announcement of
Ratings Review for Possible Downgrade by Moody’s Investors Service

Announces Second Quarter 2008 Net Income Estimate of $5.63 to $6.18 per
Diluted Share; Operating Income Estimated at $0.42 per Diluted Share

Hamilton, Bermuda, July 22, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) today issued a statement in response to the announcement by Moody’s Investors Service (“Moody’s”) that Moody’s has placed under review for possible downgrade the Aaa insurance financial strength ratings of Assured Guaranty Corp., the Company’s principal direct financial guaranty insurance subsidiary, and Assured Guaranty (UK) Ltd., its U.K. subsidiary, as well as the Aa2 insurance financial strength ratings of Assured Guaranty Re Ltd. (“AG Re”), the Company’s Bermuda-based financial guaranty reinsurance subsidiary.  Moody’s review also includes the Aa3 senior unsecured rating of Assured Guaranty US Holdings Inc. and the Aa3 issuer rating of Assured Guaranty Ltd.

The Company has scheduled a conference call to discuss this announcement for 8:30 a.m. Eastern Time (9:30 a.m. Atlantic Time) on Tuesday, July 22, 2008.  The conference will be available by dialing 866-825-3209 (in the U.S.) or 617-213-8061 (International), passcode 80019821. A replay will be available until July 29, 2008.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 68658510.

Statement by Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.:

“We are concerned by Moody’s announcement at a time when Assured is experiencing broad market acceptance and investor demand for our insured paper,” stated Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “We believe it is important for investors to know that Moody’s action is not at all reflective of a deterioration in Assured’s capital base, credit exposures or earnings outlook.  I would draw your attention to the following comments Moody’s made today in their press release,” continued Mr. Frederico.  First, their revised assessment of stress case loss estimates on our residential mortgage-backed securities portfolio did not change meaningfully from their prior estimates.  Second, Assured Guaranty Corp. and AG Re continue to exceed Moody’s current capital requirements for their current ratings of Aaa and Aa2, respectively.  In addition, in relation to the $40 billion of our pooled corporate exposures Moody’s referenced, I would note that 95% of the portfolio is rated by Moody’s and 84% is currently rated Aaa by them.”

“We are hopeful that investors will focus on the fundamental credit strength of our Company,” commented Mr. Frederico.  “It is our view, however, that Moody’s decision to reevaluate industry ratings during a time of unusually high market volatility and lack of liquidity in many credit markets could have been accomplished in a different manner without affecting municipal and other policyholders.  Reflective of our current market position, we are also in negotiations to assume via reinsurance large portfolios of principally municipal risk into AG Re.  We believe the cedents and their policyholders as well as Assured, should materially benefit from these transactions. In light of the announcement by Moody’s, we do not know when or if these reinsurance opportunities will be realized,” concluded Mr. Frederico.  “We are confident in Assured’s financial strength and are committed to maintaining our ratings and will work closely with Moody’s in their current review.”

Assured also announced today that it expects to report net income for the quarter ended June 30, 2008 in the range of $515 million to $565 million, or $5.63 to $6.18 per diluted share, largely due to after tax unrealized gains on credit derivatives, which are expected to be in the range of $475 million to $525 million.  Operating income, a non-GAAP financial measure, is estimated at $38.7 million, or $0.42 per diluted share.  Net income, operating income and the Company’s estimate of loss expenses could change based on new information the Company receives from reinsurance clients or if the Company’s management revises loss estimates on specific credits prior to the filing of the Company’s second quarter 2008 financial Quarterly Report on Form 10-Q, which is expected to be filed by August 11, 2008.

The Company’s after tax unrealized gains on credit derivatives in the quarter reflects an increase in the fair value of financial guaranty contracts written in credit default swap (“CDS”) form by the Company’s financial guaranty direct and reinsurance segments. The Company’s credit derivatives are generally held to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.  The Company determines the fair value of its financial guaranty contracts written in CDS form based on a combination of observable market data and valuation models, using various market indices, credit spreads and estimated contractual payments.  The fair value of its financial guaranty contracts written in CDS form also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on Assured Guaranty Corp., the Company’s financial guaranty direct subsidiary.  Assured’s current estimate of after tax unrealized gains on derivatives of $475 million to $525 million includes a gain of approximately $675 million after tax (approximately $958 million before tax) associated with the change in Assured Guaranty Corp.’s CDS spread, which widened substantially during June.  See explanation of “Non-GAAP Financial Measures” section of this press release for definition of non-GAAP financial measures referenced in this press release.

Assured’s shareholders’ equity at June 30, 2008 was $2,242.4 million, a 35% increase from December 31, 2007 shareholders’ equity of $1,666.6 million.  The increase was largely due to the unrealized gains on financial guaranty contracts that were written in CDS form that were recorded in second quarter of 2008.  Assured’s book value per share was $24.66 at June 30, 2008 compared to $20.85 at December 31, 2007.  Book value per share excluding unrealized losses on credit derivatives and fair value gain on Assured Guaranty Corp.’s committed capital securities was $25.95 at June 30, 2008, compared to $26.43 at December 31, 2007.

The Company also announced today that its second quarter 2008 consolidated new business production as measured by the present value of insurance and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was approximately $279 million, and was comprised of PVP of approximately $241 million in the financial guaranty direct segment and approximately $38 million in the financial guaranty reinsurance segment.  Second quarter 2008 PVP in the U.S. public finance market was approximately $183 million in the financial guaranty direct segment and approximately $26 million in the financial guaranty reinsurance segment, for total U.S. public finance PVP of $209 million.

Assured expects second quarter 2008 net income and operating income to include approximately $38.1 million of loss and loss adjustment expenses on financial guaranty contracts and $5.6 million of incurred losses on CDS contracts, for total second quarter 2008 loss and loss adjustment expenses and incurred losses of $43.7 million before tax ($34.5 million after tax or $0.38 per diluted share), based on the Company’s most recent credit evaluations and information received from reinsurance clients.  Of the $43.7 million of incurred losses before tax, approximately $39.7 million ($30.6 million after tax or $0.33 per diluted share) is associated with the Company’s U.S. residential mortgage backed securities (“RMBS”) exposures, principally related to Assured’s exposure to closed end second mortgage transactions, and does not include any additional loss and loss adjustment expense for CWHEQ Revolving Home Equity Loan Trust 2007-D and Countrywide Home Equity Loan Trust 2005-J, two U.S. prime home equity line of credit (“HELOC”) transactions underwritten by the Company’s financial guaranty direct segment.

The Company also released today a Preliminary Second Quarter 2008 Financial Supplement that contains information on Assured’s financial guaranty portfolio, including summary information on ratings, vintage, cumulative losses, subordination, credit enhancement levels and delinquencies on the Company’s U.S. RMBS portfolio.  It also contains information on Assured’s Closely Monitored Credits list (“CMC list”), pooled corporate obligations, and the Company’s largest U.S. public finance, U.S. structured finance and international exposures.  A copy of this document is available in the Investor Information section of the Company’s website located at http://www.assuredguaranty.com.

The Company’s consolidated net par outstanding was $230.4 billion as of June 30, 2008, of which 98.2% was rated investment grade by the Company’s internal rating scale, which is comparable to that of the nationally recognized rating agencies, with an average rating of AA-.   Approximately $4.1 billion, or 1.8%, of the Company’s net par outstanding, is on the Company’s CMC list, a modest increase of $77 million since March 31, 2008.  Assured’s CMC list is comprised of non-investment grade and investment grade exposures whose credit quality is deteriorating and where, in the view of the Company’s management, there is a significant potential that the risk quality of the exposure will fall below investment grade.  The majority of the exposures on the Company’s CMC list are associated with U.S. RMBS securities and, in particular, HELOC transactions.

Assured’s U.S. RMBS net par outstanding was $19.8 billion as of June 30, 2008, or approximately 8.6% of total net par outstanding, 88.8% of that exposure was rated investment grade according to the Company’s internal rating scale.  Approximately $2.2 billion of this exposure is non-investment grade and is on the Company’s CMC list, including the Company’s HELOC exposure.  The Company’s exposure to HELOCs, which is included in the $19.8 billion of U.S. RMBS exposure total, declined from $2.3 billion in the first quarter 2008 to $2.1 billion as of June 30, 2008.  Approximately, $1.8 billion of the Company’s HELOC exposure is rated non-investment grade and is on the Company’s CMC list.  Of the approximately $400 million of other U.S. RMBS exposure that is also rated non-investment grade and is on the Company’s CMC list, $105 million is for prime closed end second liens, $99 million alternate-A first lien mortgages and $190 million for subprime first lien mortgages.

Assured intends to release its final second quarter 2008 financial results on August 7, 2008 at approximately 5:00 p.m. Eastern Time (6:00 p.m. Atlantic Time).  The company will host a conference call to discuss its financial results at 7:30 a.m. Eastern Time (8:30 a.m. Atlantic Time) on Friday, August 8, 2008.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 866-383-8009 (in the U.S.) or 617-597-5342 (International), passcode 64840547.  A replay of the call will be available through September 9, 2008.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 20369305.

Please refer to Assured’s Preliminary Second Quarter 2008 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s financial guaranty profile.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information on the Company and its subsidiaries can be found at www.assuredguaranty.com.

Non-GAAP Financial Measures

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined below.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income and present value of insurance and credit derivative gross written premiums (“PVP”).

The following defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, other than the Company’s net estimate of after-tax losses incurred on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities.  Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of the Company’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of both of these gains (losses) is heavily influenced by, and fluctuates, in part, according to market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Present value of insurance and credit derivative gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“credit derivative premiums”) do not measure. Actual future net earned or written premiums and credit derivative premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.  Assured uses 6% as the present value discount rate for calculating PVP because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Analysis of PVP

($ in millions)

Gross written premiums (“GWP”) analysis:

			Full Year
	2Q-08	2Q-07	2007
Present value of financial guaranty and credit derivative GWP (“PVP”)	$278.9	$125.3	$874.6
Less: PVP of credit derivatives	52.3	39.2	252.2
PVP of financial guaranty GWP	226.6	86.1	622.4
Less: Financial guaranty installment premium PVP	14.8	33.7	292.8
Total: Financial guaranty upfront GWP	211.8	52.4	329.6
Plus: Financial guaranty installment GWP	34.0	18.7	88.6
Total financial guaranty GWP	245.8	71.1	418.2
Plus: Mortgage guaranty segment GWP	—	0.5	2.7
Plus: Other segment GWP	—	0.1	3.5
Total GWP per income statement	$245.8	$71.8	$424.5

The Company’s estimate of the components of operating income for the second quarter 2008 are as follows:

Net income	$515 million - $565 million
Less: After-tax realized gains on investments	$0.9 million
Less: After-tax unrealized gains on credit derivatives, other than the Company’s net estimate of after-tax losses incurred on credit derivatives	$475 million - $525 million
Less: Fair value adjustment of the Company’s committed capital securities	$5.8 million
Operating income	$38.7 million

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, present value of insurance and credit derivative gross written premiums (“PVP”), net income, operating income, net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding losses, pricing, ratings, capital adequacy and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, more recent information received from reinsurance clients, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Assured Guaranty:

Equity Investors and Analysts:

Sabra Purtill, CFA

Managing Director, Global Communications and Investor Relations

212-408-6044

441-299-9375

spurtill@assuredguaranty.com

Ross Aron

Associate, Investor Relations

212-261-5509

raron@assuredguaranty.com

Fixed Income Investors:

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com

Media:

Ashweeta Durani

Vice President, Communications

212-408-6042

adurani@assuredguaranty.com